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                                                                       EXHIBIT 1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in Post Effective Amendment No. 2 to Form S-8 Registration Statement (Registration No. 33-5300) of our report dated May 22, 1998, on our audits of the net assets available for benefits of the Harsco Corporation Savings Plan as of December 31, 1997 and 1996, and the changes in net assets available for benefits for the year ended December 31, 1997. Our report, which includes explanatory paragraphs regarding (i) supplemental schedules and fund information and (ii) information provided by the trustee and presented in the schedules of investments and reportable transactions, which does not disclose the historical cost of certain plan assets.

/s/COOPERS & LYBRAND L.L.P.
COOPERS & LYBRAND L.L.P.

Philadelphia, Pennsylvania
June 2, 1998


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